STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 09:01 AM 07/28/1999
991309939 - 2682854

RESTATED CERTIFICATE OF INCORPORATION

OF

INSWEB CORPORATION

InsWeb Corporation, a corporation organized and existing under and by virtue of the Delaware General Corporation Law (the "Corporation"),

DOES HEREBY CERTIFY:

FIRST: That the name of the Corporation is InsWeb Corporation. The Corporation was originally incorporated under the name InsWeb Merger Corp.; and the original Certificate of Incorporation was filed with the Delaware Secretary of State on November 12, 1996.

SECOND: Pursuant to Sections 242 and 245 of the Delaware General Corporation Law, this Restated Certificate of Incorporation restates and integrates and further amends the provisions of the Certificate of Incorporation of the Corporation to read in its entirety as follows:

ARTICLE 1

The name of the Corporation is InsWeb Corporation.

ARTICLE 2

The address of its registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, 19801, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE 3

The nature of the business of the Corporation and the objects or purposes to be transacted, promoted or carried on by it are as follows: To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE 4

(A) The Corporation is authorized to issue two classes of shares, designated "Common Stock" and "Preferred Stock," respectively. The number of shares of Common Stock authorized to be issued is 150,000,000 shares, $0.001 par value per share, and the number of shares of Preferred Stock authorized to be issued is 5,000,000 shares, $0.001 par value per share.

(B) The Preferred Stock authorized by this Certificate of Incorporation may be issued from time to time in one or more series. The Board of Directors is authorized to determine, alter or eliminate any or all of the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock, and to fix, increase or decrease the number

of shares comprising any such series and the designation thereof, or any of them, and to provide for the rights and terms of redemption or conversion of the shares of any such series.

ARTICLE 5

(A) The number of directors constituting the entire Board of Directors shall be fourteen (14), and, hereafter, shall be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by a majority of the entire Board of Directors; provided, however, that the number of directors shall not be reduced so as to shorten the term of any director at the time in office.

(B) Upon the closing date of the first sale of the Corporation's Common Stock pursuant to a firmly underwritten registered initial public offering ("IPO"), the Board of Directors shall be divided into three classes, as nearly equal in numbers as the then total number of directors constituting the entire Board of Directors permits, with the term of office of the first class (Class I) to expire at the first annual meeting of the stockholders following the IPO, the term of office of the second class (Class II) to expire at the second annual meeting of stockholders following the IPO and the term of office of the third class (Class III) to expire at the third annual meeting of stockholders following the IPO, and thereafter each such term to expire at each third succeeding meeting of stockholders after such election.

(C) Unless the Board of Directors determines otherwise, newly created directorships resulting from any increase in the authorized number of directors or any vacancies on the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall be filled by a majority vote of the directors then in office, although less than a quorum, and directors so chosen shall hold office for a term expiring at the annual meeting of stockholders at which the term of office of the class to which they have been elected expires and until such directors' successors shall have been duly elected and qualified.

ARTICLE 6

The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

(A) The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by statute or by this Certificate of Incorporation or the Bylaws of the Corporation, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

(B) The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.

(C) Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders.

(D) Special meetings of stockholders of the Corporation may be called only by the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board of Directors for adoption).

ARTICLE 7

The Board of Directors is expressly empowered to adopt, amend or repeal Bylaws of the Corporation. Any adoption, amendment or repeal of Bylaws of the Corporation by the Board of Directors shall require the approval of a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any resolution providing for adoption, amendment or repeal is presented to the Board).

The stockholders shall also have power to adopt, amend or repeal the Bylaws of the Corporation. Any adoption, amendment or repeal of Bylaws of the Corporation by the stockholders shall require, in addition to any vote of the holders of any class or series of stock of the Corporation required by law or by this Certificate of Incorporation, the affirmative vote of the holders of at least 66 2/3% of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

ARTICLE 8

Notwithstanding any other provisions of this Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the capital stock required by law or this Certificate of Incorporation, the affirmative vote of the holders of at least 66 2/3% of the voting power of the then outstanding shares of capital stock of the Corporation, voting together as a single class, shall be required to alter, amend or repeal any provision of Articles 5, 6, or 7, this Article 8 or Article 9 of this Certificate of Incorporation.

ARTICLE 9

To the fullest extent permitted by the Delaware General Corporation Law, as the same exists or may hereafter be amended, a director of the Corporation shall be indemnified by the Corporation in accordance with the Bylaws and shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for any act or omission not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for any act related to the unlawful stock repurchase or payment of a dividend under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

If the Delaware General Corporation Law is hereafter amended to authorize the further elimination or limitation of the liability of a director, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

Any repeal or modification of the foregoing provisions of this Article 9 by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

THIRD: That the Board of Directors of the Corporation adopted resolutions approving and adopting the foregoing amendment and restatement by executing a unanimous written consent in lieu of a meeting in accordance with Section 141(f) of the Delaware General Corporation Law.

FOURTH: That the stockholders of the Corporation took action by executing a written consent in lieu of a meeting in accordance with the applicable provisions of Sections 228 and 242 of the Delaware General Corporation Law in order to approve the foregoing amendment and restatement.

IN WITNESS WHEREOF, the Corporation has caused this Restated Certificate of Incorporation to be signed by its duly authorized officer, this 23 day of July, 1999.

INSWEB CORPORATION

By: [signature]

Hussein A. Enan
Chief Executive Officer

STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 03:00 PM 12/18/2001
010651553 - 2682854

CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION

INSWEB CORPORATION, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

1. Effective as of 8:30 a.m. Eastern Standard Time on December 20, 2001, Paragraph (A) of Article 4 of the Certificate of Incorporation of the corporation shall be amended to read in its entirety as follows:

> "(A) The Corporation is authorized to issue two classes of shares, designated "Common Stock" and "Preferred Stock," respectively. The number of shares of Common Stock authorized to be issued is 25,000,000 shares, $0.001 par value per share, and the number of shares of Preferred Stock authorized to be issued is 5,000,000 shares, $0.001 par value per share. Upon the filing of this Certificate of Amendment of Certificate of Incorporation, each six (6) issued and outstanding shares of the Corporation's Common Stock shall be converted into one (1) share of Common Stock, with any resulting fractional share to be converted into the right to receive a cash payment in an amount equal to the value of such fractional share based on the closing price of such Common Stock on the Nasdaq National Market on December 19, 2001."

2. Said amendment has been duly adopted by the board of directors and stockholders of the corporation in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHREOF, the undersigned corporation has caused this certificate to be signed by its duly authorized officer this 18th day of December, 2001.

INSWEB CORPORATION

/s/ Eric Loewe
Eric Loewe, Senior Vice President, General Counsel and Secretary

Gray Cary\PA\10203198.2
1090426-900000

State of Delaware
Secretary of State
Division of Corporations
Delivered 07:12 PM 11/23/2011
FILED 07:09 PM 11/23/2011
SRV 111228575 - 2682854 FILE

CERTIFICATE OF DESIGNATION

OF

SERIES A JUNIOR PARTICIPATING PREFERRED STOCK

OF

INSWEB CORPORATION

Pursuant to Section 151 of the General Corporation Law of the State of Delaware

The undersigned do hereby certify that the following resolution was duly adopted by the Board of Directors of InsWeb Corporation, a Delaware corporation (the "Corporation"), on November 23, 2011.

RESOLVED, that pursuant to the authority vested in the board of directors of the Corporation (the "Board of Directors") by the Certificate of Incorporation, as amended (the "Charter"), the Board of Directors does hereby create, authorize and provide for the issue of a series of Preferred Stock, par value $0.001 per share, of the Corporation, to be designated "Series A Junior Participating Preferred Stock" (hereinafter referred to as the "Series A Preferred Stock"), initially consisting of 150,000 shares, and to the extent that the designations, powers, preferences and relative and other special rights and the qualifications, limitations or restrictions of the Series A Preferred Stock are not stated and expressed in the Charter, does hereby fix and herein state and express such designations, powers, preferences and relative and other special rights and the qualifications, limitations and restrictions thereof, as follows (all terms used herein which are defined in the Charter shall be deemed to have the meanings provided therein):

Section 1. <u>Designation and Amount</u>. The shares of such series shall be designated as "Series A Junior Participating Preferred Stock" and the number of shares constituting such series shall be 150,000.

Section 2. <u>Dividends and Distributions</u>.

(A) Subject to the prior and superior rights of the holders of any shares of any series of Preferred Stock ranking prior and superior to the shares of Series A Preferred Stock with respect to dividends, the holders of shares of Series A Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the

purpose, quarterly dividends payable in cash on the last business day of March, June, September and December in each year (each such date being referred to herein as a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $1.00 or (b) subject to the provision for adjustment hereinafter set forth, 1,000 times the aggregate per share amount of all cash dividends, plus 1,000 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in shares of common stock, par value $0.001 per share, of the Corporation (the "Common Stock") or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Preferred Stock. In the event the Corporation shall at any time after November 23, 2011 (the "Rights Declaration Date") (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each case the amount to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(B) The Corporation shall declare a dividend or distribution on the Series A Preferred Stock as provided in paragraph (A) above immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock); provided, however, that, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, subject to the prior and superior rights of the holders of any shares of any series of Preferred Stock ranking prior to and superior to the shares of Series A Preferred Stock with respect to dividends, a dividend of $0.001 per share on the Series A Preferred Stock shall nevertheless by payable on such subsequent Quarterly Dividend Payment Date.

(C) Dividends shall begin to accrue and be cumulative on outstanding shares of Series A Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares of Series A Preferred Stock, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series A Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series A Preferred Stock entitled to receive payment of a dividend or distribution

declared thereon, which record date shall be no more than 60 days prior to the date fixed for the payment thereof.

Section 3. Voting Rights.

The holders of shares of Series A Preferred Stock shall have the following voting rights:

(A) Subject to the provision for adjustment hereinafter set forth, each share of Series A Preferred Stock shall entitle the holder thereof to 1,000 votes on all matters submitted to a vote of the stockholders of the Corporation. In the event the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the number of votes per share to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(B) Except as otherwise provided herein or by law, the holders of shares of Series A Preferred Stock and the holders of shares of Common Stock shall vote collectively as one class on all matters submitted to a vote of stockholders of the Corporation.

(C) Except as set forth herein, or as otherwise provided by law, holders of Series A Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

Section 4. Certain Restrictions.

(A) Whenever quarterly dividends or other dividends or distributions payable on the Series A Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Preferred Stock outstanding shall have been paid in full, the Corporation shall not:

(i) declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of capital stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock;

(ii) declare or pay dividends on or make any other distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except dividends paid ratably on the Series A Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

(iii) redeem or purchase or otherwise acquire for consideration shares of any capital stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such parity stock in exchange for shares of any capital stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series A Preferred Stock; or

(iv) purchase or otherwise acquire for consideration any shares of Series A Preferred Stock, or any shares of capital stock ranking on a parity with the Series A Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

(B) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (A) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

Section 5. Reacquired Shares.

Any shares of Series A Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.

Section 6. Liquidation, Dissolution or Winding Up.

(A) Upon any liquidation (voluntary or otherwise), dissolution or winding up of the Corporation, no distribution shall be made to the holders of shares of capital stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock unless, prior thereto, the holders of shares of Series A Preferred Stock shall have received $1,000 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment (the "Series A Liquidation Preference"). Following the payment of the full amount of the Series A Liquidation Preference, no additional distributions shall be made to the holders of shares of Series A Preferred Stock unless, prior thereto, the holders of shares of Common Stock shall have received an amount per share (the "Common Adjustment") equal to the quotient obtained by dividing (i) the Series A Liquidation Preference by (ii) 1,000 (as appropriately adjusted as set forth in subparagraph (C) below to reflect such events as stock splits, stock dividends and recapitalizations with respect to the Common Stock) (such number in clause (ii), the "Adjustment Number"). Following the payment of the full amount of the Series A Liquidation

Preference and the Common Adjustment in respect of all outstanding shares of Series A Preferred Stock and Common Stock, respectively, and the payment of liquidation preferences of all other shares of capital stock which rank prior to or on a parity with Series A Preferred Stock, holders of Series A Preferred Stock and holders of shares of Common Stock shall receive their ratable and proportionate share of the remaining assets to be distributed in the ratio of the Adjustment Number to 1 with respect to such Preferred Stock and Common Stock, on a per share basis, respectively.

(B) In the event, however, that there are not sufficient assets available to permit payment in full of the Series A Liquidation Preference and the liquidation preferences of all other series of Preferred Stock, if any, which rank on a parity with the Series A Preferred Stock, then such remaining assets shall be distributed ratably to the holders of such parity shares in proportion to their respective liquidation preferences. In the event, however, that there are not sufficient assets available to permit payment in full of the Common Adjustment, then such remaining assets shall be distributed ratably to the holders of Common Stock.

(C) In the event the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the Adjustment Number in effect immediately prior to such event shall be adjusted by multiplying such Adjustment Number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

Section 7. Consolidation, Merger, etc.

In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the shares of Series A Preferred Stock shall at the same time be similarly exchanged or changed into an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 1,000 times the aggregate amount of capital stock, securities, cash and/or any other property (payable in kind), as the case may be, for which or into which each share of Common Stock is exchanged or changed. In the event the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series A Preferred Stock shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

Section 8. No Redemption.

The shares of Series A Preferred Stock shall not be redeemable.

Section 9. Ranking.

The Series A Preferred Stock shall rank junior to all other series of the Corporation's Preferred Stock as to the payment of dividends and the distribution of assets, whether or not upon the dissolution, liquidation or winding up of the Corporation, unless the terms of any such series shall provide otherwise.

Section 10. Amendment.

The Charter shall not be amended in any manner which would materially alter or change the powers, preferences or special rights of the Series A Preferred Stock so as to affect them adversely without the affirmative vote of the holders of two-thirds of the outstanding shares of Series A Preferred Stock, voting separately as a class.

Section 11. Fractional Shares.

Series A Preferred Stock may be issued in fractions of a share which shall entitle the holder, in proportion to such holder's fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series A Preferred Stock.

IN WITNESS WHEREOF, this Certificate of Designation is executed on behalf of the Corporation by its Chairman of the Board and attested by its Secretary as of this 23rd day of November, 2011.

INSWEB CORPORATION

By: ______________________
Name: Hussein A. Enan
Title: Chairman of the Board

Attest: ______________________
Name: L. Eric Loewe
Title: Senior Vice President,
General Counsel and Secretary

State of Delaware
Secretary of State
Division of Corporations
Delivered 06:15 PM 12/21/2011
FILED 06:15 PM 12/21/2011
SRV 111324720 - 2682854 FILE

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT
OF RESTATED CERTIFICATE OF INCORPORATION
OF INSWEB CORPORATION

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware ("DGCL"), does hereby certify:

FIRST: That at a meeting of the Board of Directors of InsWeb Corporation, resolutions were duly adopted setting forth a proposed amendment of the Restated Certificate of Incorporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED: That the Restated Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered "Article 1" so that, as amended, said Article shall be and read as follows:

"The name of the Corporation is Internet Patents Corporation"

SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the DGCL at which meeting the necessary number of shares required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the DGCL.

IN WITNESS WHEREOF, said corporation has caused this Certificate of Amendment to be signed this 21st day of December, 2011

By: ______________________
L. Eric Loewe, Corporate Secretary

State of Delaware
Secretary of State
Division of Corporations
Delivered 04:25 PM 03/12/2013
FILED 04:25 PM 03/12/2013
SRV 130304893 - 2682854 FILE

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT
OF RESTATED CERTIFICATE OF INCORPORATION
OF INTERNET PATENTS CORPORATION

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware ("DGCL"), does hereby certify:

FIRST: That at a meeting of the Board of Directors of Internet Patents Corporation, resolutions were duly adopted setting forth a proposed amendment of the Restated Certificate of Incorporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED: That the Restated Certificate of Incorporation of this corporation be amended by adding a new Article, to be numbered "Article 10" as follows:

"ARTICLE 10.

Unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company to the Company or the Company's stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law, or (iv) any action asserting a claim governed by the internal affairs doctrine."

SECOND: That thereafter, pursuant to resolution of its Board of Directors, the 2011 annual meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the DGCL at which meeting the necessary number of shares required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the DGCL.

IN WITNESS WHEREOF, said corporation has caused this Certificate of Amendment to be signed this 11th day of March, 2013

By: /s/ L. Eric Loewe
L. Eric Loewe, Corporate Secretary

State of Delaware
Secretary of State
Division of Corporations
Delivered 04:25 PM 03/12/2013
FILED 04:26 PM 03/12/2013
SRV 130304791 - 2682854 FILE

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT
OF RESTATED CERTIFICATE OF INCORPORATION
OF INTERNET PATENTS CORPORATION

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware ("DGCL"), does hereby certify:

FIRST: That at a meeting of the Board of Directors of Internet Patents Corporation, resolutions were duly adopted setting forth a proposed amendment of the Restated Certificate of Incorporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED: That the Restated Certificate of Incorporation of this corporation be amended by adding a new Article, to be numbered "Article 11" as follows:

"ARTICLE 11. Restrictions on the transfer of shares are as follows:

PART I — DEFINITIONS

As used in this Article 11, the following capitalized terms have the following meanings when used herein with initial capital letters (and any references to any part of the Code and the Treasury Regulations shall include any successor provision to the referenced part):

(a) "*4.9-percent Transaction*" means any Transfer described in clause (a) or (b) of Part II of this Article 11.

(b) "*4.9-percent Stockholder*" means a Person who owns a Percentage Stock Ownership equal to or exceeding 4.9% of the Corporation's then-outstanding Stock, whether directly or indirectly, and including Stock such Person would be deemed to constructively own or which otherwise would be aggregated with shares owned by such Person pursuant to Section 382 of the Code, or any successor provision or replacement provision and the applicable Treasury Regulations thereunder.

(c) "*Agent*" has the meaning set forth in Part V of this Article 11.

(d) "*Code*" means the United States Internal Revenue Code of 1986, as amended from time to time.

(e) "*Corporation Security*" or "*Corporation Securities*" means any (1) Stock, (2) shares of Preferred Stock issued by the Corporation (other than Preferred Stock described in Section 1504(a)(4) of the Code), and (3) warrants, rights, or options (including options within the meaning of Treasury Regulation § 1.382-2T(h)(4)(v)) to purchase Securities of the Corporation.

(f) "*Effective Date*" means the date of filing of this Certificate of Amendment to the Restated Certificate of Incorporation of the Corporation with the Secretary of State of the State of Delaware.

(g) "*Excess Securities*" has the meaning given such term in Part IV of this Article 11.

(h) "*Expiration Date*" means the earliest of (1) the repeal of Section 382 of the Code or any successor statute if the Board of Directors determines that this Article 11 is no longer necessary or desirable for the preservation of Tax Benefits, (2) the close of business on the first day of a taxable year of the Corporation as to which the Board of Directors determines that no Tax Benefits may be carried forward, (3) such date as the Board of Directors shall fix in accordance with Part XII of this Article 11 and (4) November 23, 2021.

(i) "*Percentage Stock Ownership*" means the percentage Stock Ownership interest of any Person or group (as the context may require) for purposes of Section 382 of the Code as determined in accordance with Treasury Regulation § 1.382-2T(g), (h), (j) and (k) or any successor provision.

(j) "*Person*" means any individual, firm, corporation or other legal entity, including persons treated as an entity pursuant to Treasury Regulation § 1.382-3(a)(1)(i); and includes any successor (by merger or otherwise) of such entity.

(k) "*Prohibited Distributions*" means any and all dividends or other distributions paid by the Corporation with respect to any Excess Securities received by a Purported Transferee.

(l) "*Prohibited Transfer*" means any Transfer or purported Transfer of Corporation Securities to the extent that such Transfer is prohibited and/or void under this Article 11.

(m) "*Public Group*" has the meaning set forth in Treasury Regulation § 1.382-2T(f)(13).

(n) "*Purported Transferee*" has the meaning set forth in Part IV of this Article 11.

(o) "*Securities*" and "*Security*" each has the meaning set forth in Part VII of this Article 11.

(p) "*Stock*" means any interest that would be treated as "stock" of the Corporation pursuant to Treasury Regulation § 1.382-2T(f)(18).

(q) "*Stock Ownership*" means any direct or indirect ownership of Stock, including any ownership by virtue of application of constructive ownership rules, with such direct, indirect and constructive ownership determined under the provisions of Section 382 of the Code and the regulations thereunder.

(r) "*Tax Benefits*" means the net operating loss carryforwards, capital loss carryforwards, general business credit carryforwards, alternative minimum tax credit carryforwards and foreign tax credit carryforwards, as well as any loss or deduction attributable to a "net unrealized built-in loss," of the Corporation or any direct or indirect subsidiary thereof, within the meaning of Section 382 of the Code.

(s) "*Transfer*" means any direct or indirect sale, transfer, assignment, conveyance, pledge or other disposition or other action taken by a person, other than the Corporation, that alters the Percentage Stock Ownership of any Person. A Transfer also shall include the creation or grant of an option (including an option within the meaning of Treasury Regulation § 1.382-4(d)). For the avoidance of doubt, a Transfer shall not include the creation or grant of an option by the Corporation, nor shall a Transfer include the issuance of Stock by the Corporation.

(t) "*Transferee*" means any Person to whom Corporation Securities are Transferred.

(u) "*Treasury Regulations*" means the regulations, including temporary regulations or any successor regulations promulgated under the Code, as amended from time to time.

PART II — TRANSFER AND OWNERSHIP RESTRICTIONS

In order to preserve the Tax Benefits, from and after the Effective Date of this Article 11 any attempted Transfer of Corporation Securities prior to the Expiration Date and any attempted Transfer of Corporation Securities pursuant to an agreement entered into prior to the Expiration Date, shall be prohibited and void *ab initio* to the extent that, as a result of such Transfer (or any series of Transfers of which such Transfer is a part), either (a) any Person or Persons would become a 4.9-percent Stockholder or (b) the Percentage Stock Ownership in the Corporation of any 4.9-percent Stockholder would be increased.

PART III — EXCEPTIONS

(a) Notwithstanding anything to the contrary herein, Transfers to a Public Group (including a new Public Group created under Treasury Regulation § 1.382-2T(j)(3)(i)) shall be permitted.

(b) The restrictions set forth in Part II of this Article 11 shall not apply to an attempted Transfer that is a 4.9-percent Transaction if the transferor or the Transferee obtains the written approval of the Board of Directors or a duly authorized committee thereof. As a condition to granting its approval pursuant to this Part III of Article 11, the Board of Directors, may, in its discretion, require (at the expense of the transferor and/or transferee) an opinion of counsel selected by the Board of Directors that the Transfer shall not result in a limitation on the use of the Tax Benefits as a result of the application of Section 382 of the Code; provided that the Board may grant such approval notwithstanding the effect of such approval on the Tax Benefits if it determines that the approval is in the best interests of the Corporation. The Board of Directors may impose any conditions that it deems reasonable and appropriate in connection with such approval, including, without limitation, restrictions on the ability of any Transferee to Transfer Stock acquired through a Transfer. Approvals of the Board of Directors hereunder may be given prospectively or retroactively. The Board of Directors, to the fullest extent permitted by law, may exercise the authority granted by this Article 11 through duly authorized officers or agents of the Corporation. Nothing in this Part III of this Article 11 shall be construed to limit or restrict the Board of Directors in the exercise of its fiduciary duties under applicable law.

PART IV — EXCESS SECURITIES

(a) No employee or agent of the Corporation shall record any Prohibited Transfer, and the purported transferee of such a Prohibited Transfer (the "*Purported Transferee*") shall not be recognized as a stockholder of the Corporation for any purpose whatsoever in respect of the Corporation Securities which are the subject of the Prohibited Transfer (the "*Excess Securities*"). Until the Excess Securities are acquired by another person in a Transfer that is not a Prohibited Transfer, the Purported Transferee shall not be entitled, with respect to such Excess Securities, to any rights of stockholders of the Corporation, including, without limitation, the right to vote such Excess Securities and to receive dividends or distributions, whether liquidating or otherwise, in respect thereof, if any, and the Excess Securities shall be deemed to remain with the transferor unless and until the Excess Securities are transferred to the Agent pursuant to Part V of this Article 11 or until an approval is obtained under Part III of this Article 11. After the Excess Securities have been acquired in a Transfer that is not a Prohibited Transfer, the Corporation Securities shall cease to be Excess Securities. For this purpose, any Transfer of Excess Securities not in accordance with the provisions of Parts IV or V of this Article 11 shall also be a Prohibited Transfer.

(b) The Corporation may require as a condition to the registration of the Transfer of any Corporation Securities, or to the payment of any distribution on any Corporation Securities, that the proposed Transferee or payee furnish to the Corporation all information reasonably requested by the Corporation with respect to such Transferee's or payee's direct or indirect ownership interests in such Corporation Securities. The Corporation may make such arrangements or issue such instructions to its stock transfer agent as may be determined by the Board of Directors to be necessary or advisable to implement this Article 11, including, without limitation, authorizing such transfer agent to require an affidavit from a Purported Transferee regarding such Person's actual and constructive ownership of Stock and other evidence that a Transfer will not be prohibited by this Article 11 as a condition to registering any transfer.

PART V — TRANSFER TO AGENT

If the Board of Directors determines that a Transfer of Corporation Securities constitutes a Prohibited Transfer, then, upon written demand by the Corporation sent within thirty days of the date on which the Board of Directors determines that the attempted Transfer would result in Excess Securities, the Purported Transferee shall transfer or cause to be transferred any certificate or other evidence of ownership of the Excess Securities within the Purported Transferee's possession or control, together with any Prohibited Distributions, to an agent designated by the Board of Directors (the "*Agent*"). The Agent shall thereupon sell to a buyer or buyers, which may include the Corporation, the Excess Securities transferred to it in one or more arm's-length transactions (on the public securities market on which such Excess Securities are traded, if possible, or otherwise privately); provided, however, that any such sale must not constitute a Prohibited Transfer and provided, further, that the Agent shall effect such sale or sales in an orderly fashion and shall not be required to effect any such sale within any specific time frame if, in the Agent's discretion, such sale or sales would disrupt the market for the Corporation Securities or otherwise would adversely affect the value of the Corporation Securities. If the Purported Transferee has resold the Excess Securities before receiving the Corporation's demand to surrender Excess Securities to the Agent, the Purported Transferee

shall be deemed to have sold the Excess Securities for the Agent, and shall be required to transfer to the Agent any Prohibited Distributions and proceeds of such sale, except to the extent that the Corporation grants written permission to the Purported Transferee to retain a portion of such sales proceeds not exceeding the amount that the Purported Transferee would have received from the Agent pursuant to Part VI of this Article 11 if the Agent rather than the Purported Transferee had resold the Excess Securities.

PART VI — APPLICATION OF PROCEEDS AND PROHIBITED DISTRIBUTIONS

The Agent shall apply any proceeds of a sale by it of Excess Securities and, if the Purported Transferee has previously resold the Excess Securities, any amounts received by it from a Purported Transferee, together, in either case, with any Prohibited Distributions, as follows: (a) first, such amounts shall be paid to the Agent to the extent necessary to cover its costs and expenses incurred in connection with its duties hereunder; (b) second, any remaining amounts shall be paid to the Purported Transferee, up to the amount paid by the Purported Transferee for the Excess Securities (or the fair market value at the time of the Transfer, in the event the purported Transfer of the Excess Securities was, in whole or in part, a gift, inheritance or similar Transfer) which amount shall be determined at the discretion of the Board of Directors; and (c) third, any remaining amounts shall be paid to one or more organizations qualifying under section 501(c)(3) of the Code (or any comparable successor provision) selected by the Board of Directors. The Purported Transferee of Excess Securities shall have no claim, cause of action or any other recourse whatsoever against any transferor of Excess Securities. The Purported Transferee's sole right with respect to such shares shall be limited to the amount payable to the Purported Transferee pursuant to this Part VI of Article 11. In no event shall the proceeds of any sale of Excess Securities pursuant to this Part VI of Article 11 inure to the benefit of the Corporation or the Agent, except to the extent used to cover costs and expenses incurred by Agent in performing its duties hereunder.

PART VII — MODIFICATION OF REMEDIES FOR CERTAIN INDIRECT TRANSFERS

In the event of any Transfer which does not involve a transfer of securities of the Corporation within the meaning of Delaware law ("*Securities*," and individually, a "*Security*") but which would cause a 4.9-percent Stockholder to violate a restriction on Transfers provided for in this Article 11, the application of Parts V and VI of this Article 11 shall be modified as described in this Part VII of this Article 11. In such case, no such 4.9-percent Stockholder shall be required to dispose of any interest that is not a Security, but such 4.9-percent Stockholder and/or any Person whose ownership of Securities is attributed to such 4.9-percent Stockholder shall be deemed to have disposed of and shall be required to dispose of sufficient Securities (which Securities shall be disposed of in the inverse order in which they were acquired) to cause such 4.9-percent Stockholder, following such disposition, not to be in violation of this Article 11. Such disposition shall be deemed to occur simultaneously with the Transfer giving rise to the application of this provision, and such number of Securities that are deemed to be disposed of shall be considered Excess Securities and shall be disposed of through the Agent as provided in Parts V and VI of this Article 11, except that the maximum aggregate amount payable either to such 4.9-percent Stockholder, or to such other Person that was the direct holder of such Excess

Securities, in connection with such sale shall be the fair market value of such Excess Securities at the time of the purported Transfer. All expenses incurred by the Agent in disposing of such Excess Stock shall be paid out of any amounts due such 4.9-percent Stockholder or such other Person. The purpose of this Part VII of Article 11 is to extend the restrictions in Part II and V of this Article 11 to situations in which there is a 4.9-percent Transaction without a direct Transfer of Securities, and this Part VII of Article 11, along with the other provisions of this Article 11, shall be interpreted to produce the same results, with differences as the context requires, as a direct Transfer of Corporation Securities.

PART VIII — LEGAL PROCEEDINGS; PROMPT ENFORCEMENT

If the Purported Transferee fails to surrender the Excess Securities or the proceeds of a sale thereof to the Agent within thirty days from the date on which the Corporation makes a written demand pursuant to Part V of this Article 11 (whether or not made within the time specified in Part V of this Article 11), then the Corporation may take such actions as it deems appropriate to enforce the provisions hereof, including the institution of legal proceedings to compel the surrender. Nothing in this Part VIII of Article 11 shall (a) be deemed inconsistent with any Transfer of the Excess Securities provided in this Article 11 being void *ab initio*, (b) preclude the Corporation in its discretion from immediately bringing legal proceedings without a prior demand or (c) cause any failure of the Corporation to act within the time periods set forth in Part V of this Article 11 to constitute a waiver or loss of any right of the Corporation under this Article 11. The Board of Directors may authorize such additional actions as it deems advisable to give effect to the provisions of this Article 11.

PART IX — LIABILITY

To the fullest extent permitted by law, any stockholder subject to the provisions of this Article 11 who knowingly violates the provisions of this Article 11 and any Persons controlling, controlled by or under common control with such stockholder shall be jointly and severally liable to the Corporation for, and shall indemnify and hold the Corporation harmless against, any and all damages suffered as a result of such violation, including but not limited to damages resulting from a reduction in, or elimination of, the Corporation's ability to utilize its Tax Benefits, and attorneys' and auditors' fees incurred in connection with such violation.

PART X — OBLIGATION TO PROVIDE INFORMATION

As a condition to the registration of the Transfer of any Stock, any Person who is a beneficial, legal or record holder of Stock, and any proposed Transferee and any Person controlling, controlled by or under common control with the proposed Transferee, shall provide such information as the Corporation may request from time to time in order to determine compliance with this Article 11 or the status of the Tax Benefits of the Corporation.

PART XI — LEGENDS

The Board of Directors may require that any certificates issued by the Corporation evidencing ownership of shares of Stock that are subject to the restrictions on transfer and ownership contained in this Article 11 bear the following legend:

"THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION, AS AMENDED (THE "CERTIFICATE OF INCORPORATION"), OF THE CORPORATION CONTAINS RESTRICTIONS PROHIBITING THE TRANSFER (AS DEFINED IN THE CERTIFICATE OF INCORPORATION) OF STOCK OF THE CORPORATION (INCLUDING THE CREATION OR GRANT OF CERTAIN OPTIONS, RIGHTS AND WARRANTS) WITHOUT THE PRIOR AUTHORIZATION OF THE BOARD OF DIRECTORS OF THE CORPORATION (THE "BOARD OF DIRECTORS") IF SUCH TRANSFER AFFECTS THE PERCENTAGE OF STOCK OF THE CORPORATION (WITHIN THE MEANING OF SECTION 382 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE") AND THE TREASURY REGULATIONS PROMULGATED THEREUNDER), THAT IS TREATED AS OWNED BY A 4.9 PERCENT STOCKHOLDER (AS DEFINED IN THE CERTIFICATE OF INCORPORATION). IF THE TRANSFER RESTRICTIONS ARE VIOLATED, THEN THE TRANSFER WILL BE VOID *AB INITIO* AND THE PURPORTED TRANSFEREE OF THE STOCK WILL BE REQUIRED TO TRANSFER EXCESS SECURITIES (AS DEFINED IN THE CERTIFICATE OF INCORPORATION) TO THE CORPORATION'S AGENT. IN THE EVENT OF A TRANSFER WHICH DOES NOT INVOLVE SECURITIES OF THE CORPORATION WITHIN THE MEANING OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE ("SECURITIES") BUT WHICH WOULD VIOLATE THE TRANSFER RESTRICTIONS, THE PURPORTED TRANSFEREE (OR THE RECORD OWNER) OF THE SECURITIES WILL BE REQUIRED TO TRANSFER SUFFICIENT SECURITIES PURSUANT TO THE TERMS PROVIDED FOR IN THE CORPORATION'S CERTIFICATE OF INCORPORATION TO CAUSE THE 4.9 PERCENT STOCKHOLDER TO NO LONGER BE IN VIOLATION OF THE TRANSFER RESTRICTIONS. THE CORPORATION WILL FURNISH WITHOUT CHARGE TO THE HOLDER OF RECORD OF THIS CERTIFICATE A COPY OF THE CERTIFICATE OF INCORPORATION, CONTAINING THE ABOVE-REFERENCED TRANSFER RESTRICTIONS, UPON WRITTEN REQUEST TO THE CORPORATION AT ITS PRINCIPAL PLACE OF BUSINESS."

The Board of Directors may also require that any certificates issued by the Corporation evidencing ownership of shares of Stock that are subject to conditions imposed by the Board of Directors under Part III of this Article 11 also bear a conspicuous legend referencing the applicable restrictions.

PART XII — AUTHORITY OF BOARD OF DIRECTORS

(a) The Board of Directors shall have the power to determine all matters necessary for assessing compliance with this Article 11, including, without limitation, (1) the identification of 4.9-percent Stockholders, (2) whether a Transfer is a 4.9-percent Transaction or a Prohibited Transfer, (3) the Percentage Stock Ownership in the Corporation of any 4.9-percent Stockholder,

(4) whether an instrument constitutes a Corporation Security, (5) the amount (or fair market value) due to a Purported Transferee pursuant to Part VI of this Article 11, and (6) any other matters which the Board of Directors determines to be relevant; and the good faith determination of the Board of Directors on such matters shall be conclusive and binding for all the purposes of this Article 11. In addition, the Board of Directors may, to the extent permitted by law, from time to time establish, modify, amend or rescind by-laws, regulations and procedures of the Corporation not inconsistent with the provisions of this Article 11 for purposes of determining whether any Transfer of Corporation Securities would jeopardize or endanger the Corporation's ability to preserve and use the Tax Benefits and for the orderly application, administration and implementation of this Article 11.

(b) Nothing contained in this Article 11 shall limit the authority of the Board of Directors to take such other action to the extent permitted by law as it deems necessary or advisable to protect the Corporation and its stockholders in preserving the Tax Benefits. Without limiting the generality of the foregoing, in the event of a change in law making one or more of the following actions necessary or desirable, the Board of Directors may, by adopting a written resolution, (1) accelerate the Expiration Date, (2) modify the ownership interest percentage in the Corporation or the Persons or groups covered by this Article 11, (3) modify the definitions of any terms set forth in this Article 11 or (4) modify the terms of this Article 11 as appropriate, in each case, in order to prevent an ownership change for purposes of Section 382 of the Code as a result of any changes in applicable Treasury Regulations or otherwise; provided, however, that the Board of Directors shall not cause there to be such acceleration or modification unless it determines, by adopting a written resolution, that such action is reasonably necessary or advisable to preserve the Tax Benefits or that the continuation of these restrictions is no longer reasonably necessary for the preservation of the Tax Benefits. Stockholders of the Corporation shall be notified of such determination through a filing with the Securities and Exchange Commission or such other method of notice as the Secretary of the Corporation shall deem appropriate.

(c) In the case of an ambiguity in the application of any of the provisions of this Article 11, including any definition used herein, the Board of Directors shall have the power to determine the application of such provisions with respect to any situation based on its reasonable belief, understanding or knowledge of the circumstances. In the event this Article 11 requires an action by the Board of Directors but fails to provide specific guidance with respect to such action, the Board of Directors shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of this Article 11. All such actions, calculations, interpretations and determinations which are done or made by the Board of Directors in good faith shall be conclusive and binding on the Corporation, the Agent, and all other parties for all other purposes of this Article 11. The Board of Directors may delegate all or any portion of its duties and powers under this Article 11 to a committee of the Board of Directors as it deems necessary or advisable and, to the fullest extent permitted by law, may exercise the authority granted by this Article 11 through duly authorized officers or agents of the Corporation. Nothing in this Article 11 shall be construed to limit or restrict the Board of Directors in the exercise of its fiduciary duties under applicable law.

PART XIII — RELIANCE

To the fullest extent permitted by law, the Corporation and the members of the Board of Directors shall be fully protected in relying in good faith upon the information, opinions, reports or statements of the chief executive officer, the chief financial officer, the chief accounting officer or the corporate controller of the Corporation and the Corporation's legal counsel, independent auditors, transfer agent, investment bankers or other employees and agents in making the determinations and findings contemplated by this Article 11. The members of the Board of Directors shall not be responsible for any good faith errors made in connection therewith. For purposes of determining the existence and identity of, and the amount of any Corporation Securities owned by any stockholder, the Corporation is entitled to rely on the existence and absence of filings of Schedule 13D or 13G under the Securities Exchange Act of 1934, as amended (or similar filings), as of any date, subject to its actual knowledge of the ownership of Corporation Securities.

PART XIV — BENEFITS OF THIS ARTICLE 11

Nothing in this Article 11 shall be construed to give to any Person other than the Corporation or the Agent any legal or equitable right, remedy or claim under this Article 11. This Article 11 shall be for the sole and exclusive benefit of the Corporation and the Agent.

PART XV — SEVERABILITY

The purpose of this Article 11 is to facilitate the Corporation's ability to maintain or preserve its Tax Benefits. If any provision of this Article 11 or the application of any such provision to any Person or under any circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Article 11.

PART XVI — WAIVER

With regard to any power, remedy or right provided herein or otherwise available to the Corporation or the Agent under this Article 11, (a) no waiver will be effective unless expressly contained in a writing signed by the waiving party; and (b) no alteration, modification or impairment will be implied by reason of any previous waiver, extension of time, delay or omission in exercise, or other indulgence."

SECOND: That thereafter, pursuant to resolution of its Board of Directors, the 2012 annual meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the DGCL at which meeting the necessary number of shares required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the DGCL.

IN WITNESS WHEREOF, said corporation has caused this Certificate of Amendment to be signed this 12th day of March, 2013

By: /s/ L. Eric Loewe

L. Eric Loewe, Corporate Secretary